Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Pilon StockerYale, Inc. 603-893-8778 fpilon@stockeryale.com

STOCKERYALE ANNOUNCES FOURTH QUARTER AND 2005 FINANCIAL RESULTS

Company Reports 18% Revenue Increase, 89% Jump in Gross Margin and Narrower Operating Loss

Salem, NH, February 16, 2006—StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the fourth quarter and year ended December 31, 2005.

Revenues from continuing operations increased 18% to $4.1 million for the fourth quarter 2005 compared to the $3.4 million reported in the fourth quarter of 2004. Optical revenues increased 140% and laser and other illumination revenues increased 11% during the period. All 2004 and 2005 numbers have been adjusted for the discontinued operations, which included the Company’s fiber optic illumination and galvanometers lines and the Company’s operation in Singapore. Gross profit increased 89% from $0.5 million to $1.0 million reflecting both improved product mix and the absence of the Company’s lowest margin businesses. Gross margin increased from 15% to 24% in the fourth quarter. For the period, operating expenses declined 7% and the operating loss declined 32% from $2.6 million to $1.8 million, not including non-cash impairment charges related to the previously announced realignment program. The EBITDA loss declined 39% to $1.2 million in the fourth quarter 2005 compared to $1.9 million in the same period of 2004.

“In late 2005 we implemented numerous changes to focus the Company’s resources on its higher margin, fastest growing businesses,” said Mark W. Blodgett, Chairman and Chief Executive Officer. “The fourth quarter confirmed the merits of our recently announced realignment program, as discontinued operations would have contributed $0.9 million of revenue, utilized additional working capital, and would have contributed no gross profit to the Company’s quarterly results. Also, during the quarter the Company sold and leased back two manufacturing facilities prepaid its convertible debt and improved its overall liquidity position and balance sheet. Management remains focused on maintaining the right balance between investing for growth over the long-term and aggressively managing costs to deliver the improved financial performance that our shareholders expect,” added Blodgett.

Fourth Quarter Highlights

•	Revenues excluding discontinued operations increased 18% to $4.1 million due to strong performance in lasers and specialty fiber.
•	Gross profit increased 89% to $1.0 million versus $0.5 million a year ago. Gross margin increased from 15% to 24%, despite certain one-time year-end charges. For the year, gross margin improved to 32% from 24% in the prior year.
•	Operating expenses, excluding asset impairment charges, declined 7% versus fourth quarter 2004 due to lower sales, administrative and R & D costs. Research & development expenditures represented 21% of revenues.
•	Operating loss, excluding asset impairment charges, declined 32% to $1.8 million from the comparable quarter due to sales of higher margin products and lower operating expenses.

•	EBITDA loss was $1.2 million versus $1.9 million loss reported in the fourth quarter of the prior year.
•	Completed the sale of two manufacturing facilities for $7.8 million net and prepaid $7.2 million of convertible/term debt. Placed $4.0 million of long-term debt and ended the year with $4.8 million of cash and lease deposits.
•	Appointed new CFO with strong operational/cash flow management skills, filling out a new 2006 finance team.

Annual Financial Review

Revenues from continuing operations for the year ended December 31, 2005 increased 17% from $13.9 million to $16.2 million. Sales growth was led by lasers (27%) and specialty fiber (99%). Had discontinued operations been included, sales would have grown a more modest 9% to $19.3 million. Reflecting improved product mix, gross profit for fiscal 2005 increased 56% to $5.2 million (32% gross margin) from $3.3 million (24%). Operating expenses (S, G & A and R&D), excluding non-cash impairment charges, declined 10% from $11.6 million to $10.5 million as a decrease of 24% in G & A was partially offset by an increase in selling expenses. For the year, the EBITDA loss declined 45% from $5.2 million to $2.9 million.

Outlook

“During the fourth quarter the Company made significant changes to focus operational resources on our three core growth businesses, cut costs and strengthen the platform for future growth initiatives,” said Blodgett. “Given both our increased focus on lasers, LEDs and specialty fiber, as well as the discontinuation of three mature businesses, I am confident that over the ensuing quarters the Company’s top line growth rate will accelerate, our working capital efficiency will improve and we will continue our trend of improved financial performance. The Company’s balance sheet is stronger, liquidity is improved and we expect to complete the sale of two discontinued businesses in the first quarter. We expect that our year-end realignment strategy will allow the Company to better respond to market opportunities for our products, and, most importantly, to contribute to our progress towards achieving profitability,” added Blodgett.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to net loss for the fourth quarter of and year ending 2005 is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,
	2005	2004	2005	2004
Net Loss	(5,562)	(3,459)	(11,854)	(12,688)

(Income)/Loss from discontinued operations	1,018	55	1,012	(391)
Add (non-cash expenses):
Interest expense (net)	467	257	1,163	963
Depreciation	537	476	2,031	2,753
Intangible asset amortization	80	80	317	318
Asset impairment	779	173	1,397	173
Deferred compensation	32	—	68	—
Warrant & debt amortization	1,497	516	3,000	3,712

EBITDA Loss	(1,152)	(1,902)	(2,866)	(5,160)

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the Company manufacturers fluorescent lighting products and phase masks. The company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets.

StockerYale has offices and subsidiaries in the U.S., Canada, and Europe.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s quarterly report on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

Consolidated Statement of Operations

(Unaudited)

($ In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Sales	$4,062	$3,448	$16,203	$13,908
Cost of Sales	3,091	2,935	11,004	10,564

Gross Profit	970	513	5,199	3,344

Research & Development Expenses	858	953	3,251	3,385

Selling, General & Administrative Expenses	1,833	1,938	6,913	7,872

Amortization of Intangible Assets	80	80	317	318

Asset Impairment	779	173	1,397	173

Operating Income/(Loss)	(2,580)	(2, 631)	(6,679)	(8,404)

Interest Income & Other Income/(Expense)	(21)	(132)	(79)	(288)

Warrant & Debt Acquisition Expense	1,497	516	3,000	3,712

Interest Expense	446	125	1,084	675

Loss from Continuing Operations	(4,544)	(3,404)	(10,842)	(13,079)

Income/(Loss) from Discontinued Operations	(1,018)	(55)	(1,012)	391

Net Loss	$(5,562)	$(3,459)	$(11,854)	$(12,161)

Loss Per Share
Loss from Continuing Operations	$(0.16)	$(0.15)	$(0.42)	$(0.64)

Income/(Loss) from Discontinued Operations	$(0.04)	$(0.00)	$(0.04)	$0.02

Net Loss Per Share	$(0.20)	$(0.15)	$(0.46)	$(0.62)

Weighed Average Shares Outstanding	27,957,168	22,634,824	25,954,373	20,402,552

Consolidated Balance Sheet

(Unaudited)

	December 31,
	2005	2004
Assets
Total Current Assets	$10,906	$10,751
Property, Plant & Equipment, Net	11,900	18,400
Other Assets	4,019	4,627

	$26,825	$33,778
Liabilities & Stockholders Equity
Total Current Liabilities	$9,439	$8,610
Long Term Debt	3,000	5,552
Long Term Lease and Other Liabilities	3,197	105
Stockholders Equity	11,189	19,581

Total Liabilities & Stockholders Equity	$26,825	$33,778